EXHIBIT 99.1



NASDAQ CANCELS DELISTING HEARING: NETLOJIX IN FULL COMPLIANCE
STOCK TO REMAIN LISTED ON THE NASDAQ SMALLCAP MARKET

SANTA BARBARA, Calif.--(BUSINESS WIRE)--Dec. 8, 1999--NetLojix Communications Inc. (Nasdaq SmallCap Market: NETX), Wednesday announced that it received formal notification from Nasdaq that NetLojix has been found to be in compliance with the net tangible assets/market capitalization/net income requirement and all requirements necessary for continued listing on The Nasdaq SmallCap Market(sm). The Listing Qualifications Panel hearing previously scheduled for Thursday, Dec. 9, and highlighted in the company's recently filed Form 10-Q, has been cancelled.

NetLojix filed a Form 8-K with the Securities and Exchange Commission Wednesday containing an unaudited pro forma balance sheet as of Oct. 31, 1999, evidencing compliance, on a pro forma basis, with the net tangible assets requirement for The Nasdaq SmallCap Market.

The pro forma balance sheet reflects the closing of the sale of NetLojix's Matrix Telecom Inc. subsidiary (effective on Nov. 30, 1999) and the proceeds from the sale of stock under the company's equity line agreement.

NetLojix is a single source provider of Enterprise Network Solutions integrating data, voice and Internet communications services and IT support. The company markets and sells a broad range of advanced network services including network design, installation, management and service; eBusiness solutions; and remote network monitoring. The company provides a host of bandwidth services including dedicated voice and data connectivity, frame relay, ADSL, ISDN, as well as dedicated and dial-up Internet access. For further information, visit the company's Web site at www.netlojix.com.

All statements in this news release other than statements of historical fact are forward-looking statements that involve substantial risks and uncertainties. Reference is made to the company's Annual Report on Form 10-K and 10-K/A for the year ended Dec. 31, 1998, and to the company's other reports filed with the Securities and Exchange Commission for a discussion of such risks and uncertainties and other factors that may have material effect on the company's business.

 Contact:

     Mary McCarthy, 714/914-5495      E-mail:  mccarthy@netlojix.com

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